LICENSE AGREEMENT

By and Among

Neonode AB, Neonode Inc. and

Neonode USA LLC

Dated as of January 8, 2008

LICENSE AGREEMENT

This **LICENSE AGREEMENT** (this "**Agreement**"), dated as of January 8, 2008 (the "**Execution Date**"), is entered into by and between Neonode, Inc., a Delaware corporation ("**Neonode Inc.**"), Neonode AB, a Swedish corporation ('**Licensor**" or "**Neonode AB**", and together with Neonode Inc., the "**Neonode Parties**") and Neonode USA, LLC, a Delaware Limited Liability Company, ("**Company**") (each of Company and the Neonode Parties separately referred to as a "**Party**" and collectively as the "**Parties**").

WHEREAS, Licensor is the owner of the Licensed IPR, the Licensed Marks and the Existing Product Marks (each as defined below), including proprietary technology relating to touch screen and mobile phone hardware described on Schedule A and the trademarks listed on Schedule B;

WHEREAS, pursuant to the Formation Agreement by and among Neonode, Inc. and Distribution Management Consolidators Worldwide, LLC dated January 8, 2008 (the "**Formation Agreement**"), Company was formed for the purpose of, inter alia, developing products under the Licensed IPR and otherwise holding the exclusive rights to manage and exploit the Licensed IPR;

WHEREAS, each of Licensor and Neonode AB is a wholly-owned subsidiary of Neonode, Inc.;

WHEREAS, in accordance with the Formation Agreement, Licensor desires to grant license rights under the Licensed IPR and the Licensed Marks to Company, and Company desires to receive such licenses, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and covenants set forth herein, the Parties agree as follows:

ARTICLE I.
DEFINITIONS; RULES OF INTERPRETATION

1.1. Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below.

(a) "**Affiliate**" means, when used with respect to any Person, any other Person that Controls, is Controlled by or is under common Control with such Person, whether through ownership of voting securities or otherwise. Notwithstanding the foregoing, for purposes of this Agreement neither Party will be considered an Affiliate of the other Party.

(b) "**Agreement**" means this License Agreement, together with all Schedules thereto, which are incorporated herein and made subject hereto, and any amendments to the foregoing.

(c) "**Anniversary Date**" means an anniversary date of the Effective Date.

(d) "**Company Development**" means any Improvement that is conceived, invented or authored (as the case may be) or acquired by Company during the Term.

(e) "**Company Product Marks**" all trademarks, including all word marks, logos and trade dress, associated with the Company Products (other than the Neonode Marks and the Existing Product Marks) that are developed by any Party or its affiliates after the Effective Date, in any jurisdiction, whether registered or unregistered.

(f) "**Company Product**" means any product designed or developed during the Term (whether by or on behalf of Company or any Neonode Entity) and which is based on, developed with or incorporates any Licensed IPR or Company Development.

(g) "**Company Territory**" means those countries listed on Schedule C, as such schedule may be amended from time to time by the Parties.

(h) "**Control**" of any Person (including the terms "Controlling," "Controlled by" and "under common Control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(i) "**Distribute**" means any of the following: market; promote; distribute; offer to sell; sell; have sold; import; or have imported. "**Distribution**" and "**Distributed**" shall have the correlative meanings.

(j) "**Existing Agreements**" means the agreements listed on Schedule E.

(k) "**Existing Product**" means the N2 product described on Schedule D.

(l) "**Existing Products Marks**" means all trademarks, including all word marks, logos and trade dress, associated with the Existing Products (other than the Neonode Marks), in any jurisdiction, whether registered or unregistered, which are owned or co-owned by Licensor or its Affiliates, and are listed on Schedule B.

(m) "**Improvement**" means, with respect to any Licensed IPR or Company Development, any improvement, enhancement, fix, or other modification to or derivative work of such Licensed IPR or Company Development, as the case may be, developed during the Term (whether by or on behalf of Company or any Neonode Entity).

(n) "**Intellectual Property Rights**" means all intellectual property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) patents, patent applications, inventions (whether or not patented or patentable) and other invention disclosures, (ii) copyrights and other rights associated with works of authorship, (iii) trade secrets, know-how, proprietary techniques, methodologies and processes and rights in confidential information, (iv) trademarks, service marks, trade names and other product, service or other identifiers, including such rights in all applications, registrations, extensions, renewals, continuations, continuations-in-part, combinations, divisions and reissues of the foregoing, and (v) software (including source and object code).

(o) "**Licensed IPR**" means all Intellectual Property Rights in any jurisdiction worldwide, including any product designs, that are (i) owned or co-owned by any Neonode Entity, whether existing as of the Effective Date or which are developed or acquired during the Term, or (ii) owned by a third party and licensed to any Neonode Entity, provided that such

Neonode Entity has the right to grant a sublicense within the scope of the license granted herein. Licensed IPR includes the Intellectual Property Rights described on Schedule A.

(p) "**Licensed Marks**" means the Existing Product Marks and the Neonode Marks.

(q) "**Neonode Development**" means any Intellectual Property Right (including any Improvement) that is conceived, invented or authored (as the case may be) or acquired by any Neonode Entity during the Term.

(r) "**Neonode Entity**" means any of Neonode Inc., Neonode AB, Licensor or any of their Affiliates, other than Company.

(s) "**Neonode Marks**" means the NEONODE word marks and logos listed on Schedule B, as such marks exist as of the Effective Date, and as they may be modified during the Term, and such other trademarks incorporating the term NEONODE that may be developed by the Parties during the Term, in each case in any jurisdiction, whether registered or unregistered.

(t) "**Other Territory**" means all countries in the world other than those in the Company Territory.

(u) "**Person**" means any legal or natural person of any kind, legally constituted, as well as any Governmental Authority where the context so requires.

(v) "**Third Party**" means a Person other than (i) the Neonode Entities and (ii) Company and its Affiliates.

The following defined terms have the meanings specified in referenced Section:

Term	Section
"**Agreement**"	Introductory Paragraph
"**Company**"	Introductory Paragraph
"**Company License**"	2.1
"**Confidential Information**"	5.1(a)
"**Conversion Right**"	6.2(a)(i)
"**Dispute**"	7.9
"**Effective Date**"	7.14
"**Enforcement Proceeding**"	3.6(a)
"**Execution Date**"	Introductory Paragraph
"**Formation Agreement**"	Second Recital
"**Initial Period**"	6.1
"**Licensor**"	Introductory Paragraph
"**Neonode AB**"	Introductory Paragraph
"**Neonode Inc.**"	Introductory Paragraph
"**Neonode Parties**"	Introductory Paragraph
"**Notice**"	7.2
"**Party**"	Introductory Paragraph
"**Sell Off Period**"	6.4
"**Term**"	6.1

1.2. Rules of Interpretation and Construction. In this Agreement, except to the extent expressly provided otherwise:

(a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". The word "any" shall mean "any and all" unless otherwise clearly indicated by context. "$" as used in this Agreement means the lawful currency of the United States of America. Where either Party's consent is required hereunder, except as otherwise specified herein, such Party's consent may be granted or withheld in such Party's sole discretion.

(b) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person's successors and assigns, (iv) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections or Schedules of this Agreement.

ARTICLE II.
LICENSE

2.1. Grant of License by Licensor to Company. Licensor hereby grants to Company, and Company hereby accepts the following license during the Term (the "**Company License**"):

(a) an exclusive (subject to Section 2.6), fully paid up and royalty-free, worldwide (subject to Section 2.6) license under the Licensed IPR to: (i) design and develop Company Products and to develop Improvements; (ii) manufacture, have manufactured and Distribute Company Products and Existing Products.

(b) an exclusive (subject to Section 2.6), fully paid up and royalty-free, worldwide (subject to Section 2.6) license under the Licensed IPR to grant licenses to third parties; and

(c) an exclusive (subject to Section 2.6), fully paid up and royalty-free, worldwide (subject to Section 2.6) license to use the Neonode Marks and Existing Product Marks in connection with the Distribution of Company Products and Existing Products, subject to the style guidelines annexed as Schedule F.

2.2. The Company License shall be irrevocable during the Term.

2.3. Company shall approve and grant sublicenses in accordance with the Formation Agreement.

2.4. The Company License includes the rights relating to prosecution and enforcement granted under Sections 3.5 and 3.6.

2.5. The Company License includes the right to grant sublicenses of equal or lesser scope. If Company grants a sublicense to a Third Party, Company promptly will notify Licensor of the identity of such Third Party and provide a description of the rights granted to the Third Party under the sublicense. Company License shall be assignable to a Third Party that acquires all or substantially all of the assets or stock of Company.

2.6. During the Term, Company hereby grants Licensor a fully paid up, royalty-free worldwide (subject to Sections 2.1 - 2.4) license to use Company Developments to: (i) design and develop Company Products and to develop Improvements; and (ii) manufacture, have manufactured Company Products with such Company Developments, and market and sell such Company Products.

2.7. Limitations on Company License. The Company License shall be subject to the following limitations:

(a) In accordance with the Formation Agreement, Company shall have the exclusive right to Distribute Company Products and the Existing Product in the Company Territory, and Neonode AB shall have the exclusive right to Distribute Company Products in the Other Territory.

(b) Licensor shall grant the following rights under the Licensed IPR and Licensed Marks solely to Neonode AB: (i) a non-exclusive right to design, develop, Company Products, Improvements and the Existing Product, and to manufacture and have manufactured Company Products and the Existing Product, (ii) the exclusive right to Distribute (including to have sold and have imported) Company Products and the Existing Product in the Other Territory, and to use the Licensed Marks and the Existing Product Marks in connection with such Distribution as permitted under this Agreement and the Formation Agreement, in each case without the right to grant any sublicenses (provided that, for the avoidance of doubt, the foregoing is not intended to limit Neonode AB's right to have manufactured, have sold and have imported as set forth in this Section 2.7(b)).

(c) Subject to Section 2.7(d), the Company License shall be subject to the licenses granted under the Licensed IPR to Third Parties in the Existing Agreements, until such time that all such agreements either are assigned to Licensor or expire or terminate by their terms, and Neonode AB shall have the right to perform its obligations under such agreements, provided that: (i) Licensor and/or Neonode AB shall give reasonable prior notice to Company of any renewal deadline, and shall not renew any Existing Agreement; (ii) Neonode AB and Licensor shall give prompt notice to Company of any breach by the counterparty under any Existing Agreement and/or the occurrence of any event that gives rise to a right by Neonode to terminate such Existing Agreement; and (iii) upon the request of Company, Neonode AB and Licensor shall use their reasonable efforts to secure the agreement of the counterparties to assign the Existing Agreements to Company.

(d) With respect to the Existing Agreements in Brazil and Mexico specified on Schedule E, Neonode AB shall pay to Company 25% of all revenues earned by any Neonode Entity under such agreements with respect to sales of the Existing Product, and 50% of all revenues earned by any Neonode Entity under such agreements with respect to sales of any Company Products.

(e) The rights granted to Neonode AB as permitted under this Section 2.6 shall not be assignable by Neonode AB without the prior written consent of Company, provided that the rights reserved for use by Neonode AB under this Section 2.6 may be assigned without the prior written consent of Company solely in connection with any sale or merger of all or substantially all of the assets or stock of Neonode Inc. (and its subsidiaries) to the extent such sale or merger is permitted under the Formation Agreement.

2.8. Exclusivity.

(a) Company shall not directly or indirectly Distribute the Company Products or the Existing Product in the Other Territory. Subject to the Existing Agreements, Neonode AB (or any other Neonode Entity) shall not directly or indirectly Distribute the Company Products or the Existing Product in the Company Territory.

(b) In consideration of the exclusive licenses granted hereunder by Licensor to Company, during the Term Licensor shall not itself exercise any right under the Licensed IPR or the Licensed Marks (other than with respect to perfecting and protecting its Intellectual Property Rights) or grant any license under the Licensed IPR or the Licensed Marks to any Person other than Company, other than as expressly permitted in Sections 2.6, 3.5 and 3.6, and shall not transfer or assign any Licensed IPR to any third party (except in connection with a sale or merger of Neonode Inc. (and its subsidiaries) as permitted under the Formation Agreement).

ARTICLE III.
INTELLECTUAL PROPERTY RIGHTS

3.1. Licensor Property. Company and Neonode AB hereby acknowledge that Licensor is the owner of the Licensed IPR, and that other than the license rights expressly granted under this Agreement, this Agreement transfers no right, title or interest in or to the Licensed IPR to Company. For the avoidance of doubt, the Neonode Entities shall own all rights in any Intellectual Property Rights conceived, invented, authored or acquired by the Neonode Entities during the Term. In furtherance of this Agreement and the Formation Agreement, all such rights shall be assigned, and hereby are assigned, to Licensor, and shall be deemed to be Licensed IPR for all purposes of this Agreement.

3.2. Company Property.

(a) Licensor and Neonode hereby acknowledge that Company is and shall be the owner of the Company Product Marks and the Company Developments, and that other than the license rights expressly granted under this Agreement, this Agreement transfers no right, title or interest in or to the Licensed IPR or the Company Development to any Neonode Entity.

(b) For the avoidance of doubt, Company shall own all rights in any Intellectual Property Rights conceived, invented, authored or acquired by Company during the Term.

3.3. Goodwill. Any and all goodwill arising from Company's use of the Licensed Marks shall inure solely to the benefit of Licensor, and Company will assign and hereby does assign all rights in such goodwill to Licensor.

3.4. Quality Standards.

(a) Company agrees that the products and services provided by Company under the Licensed Marks shall be of a quality, and provided in a manner, consistent with the quality and manner in which Licensor and Neonode AB provided the Existing Products and related services prior to the Effective Date and in accordance with Schedule F.

(b) The Neonode Entities agree that the Company Products and related services provided by Neonode under the Company Product Marks shall be of a quality, and provided in a manner, consistent with the quality and manner in which Company provides the Company Products during the Term and in accordance with style guidelines that the Company may issue from time-to-time with respect to use of the Company Product Marks.

3.5. Registration of the Licensed IPR.

(a) Licensor shall retain sole control over the filing, registration and maintenance of the Licensed IPR and the Licensed Marks. All such applications and registrations shall be owned by Licensor, and shall be prosecuted and maintained at Licensor's sole cost. Notwithstanding the foregoing, Company shall at all times have access to information regarding any such prosecution efforts, and the right to comment on proposed submissions and discuss with Licensor prosecution strategies proposed by Licensor, and Licensor shall give good faith consideration to all such comments.

(b) In furtherance of and without limiting the foregoing: (i) Licensor shall keep the Technology Committee apprised and shall provide copies of all communications respecting the Licensed IPR received by Licensor from any governmental intellectual property office, agency or court, and regarding any deadlines for registration, response to office actions, filing and maintenance deadlines and the like and (ii) at all times during the Term the Technology Committee shall have the right to request and receive access to Licensor's and Neonode AB's engineering records and other documentation, employees and facilities in order to identify Licensed IPR or potential Licensed IPR, which audit rights shall be exercised in a reasonable manner and during normal business hours so as not to disrupt the businesses of Licensor or Neonode AB. Licensor shall not abandon any application for the Licensed IPR without the consent of the Technology Committee. In the event that Licensor elects to abandon any Licensed IPR, then on the request of Company Licensor shall assign such Licensed IPR to Company. In the event that, notwithstanding the request of Company, Licensor elects not to file an application for or register any patent application or trademark application respecting the Licensed IPR in any particular jurisdiction then, on the request of Company, Licensor shall assign the rights to such patent or trademark in such jurisdiction to Company. In the event of any such assignment, Company shall own all rights in such patent or trademark in such jurisdiction and such patent and trademark in such jurisdiction shall no longer be Licensed IPR hereunder. For the avoidance of doubt, following any such assignment Company shall have the sole right to apply for or register such patent or trademark in such jurisdiction in Company's name and at Company's costs, and the sole right to enforce such intellectual property rights, and Licensor shall provide reasonable cooperation to Company in connection with the foregoing.

3.6. Enforcement of the Licensed IPR.

(a) Licensor shall retain sole control worldwide over all the enforcement of the Licensed IPR and the Licensed Marks and all actions, suits or proceedings relating to the Licensed IPR or Licensed Marks (an "**Enforcement Proceeding**"), including the commencement of any action against any infringer. Upon learning of any alleged infringement of the Licensed IPR, Licensor shall promptly (and in no event later than sixty (60) days after learning of such alleged infringement) provide written notice to Company stating whether Licensor will commence an Enforcement Proceeding. In the event that Licensor elects not to pursue any Enforcement Proceeding, Company shall have the right to bring such Enforcement Proceeding at its cost and to retain the proceeds of such Enforcement Action.

(b) If either Party believes in its reasonable judgment that any Licensed IPR is or has been infringed or misappropriated by any Third Party, such Party promptly shall provide written notice thereof to the other Party and to the Technology Committee (in the manner specified in the Formation Agreement), which notice shall set forth the facts of such infringement or misappropriation in reasonable detail.

(c) In the event that either Party decides to commence any Enforcement Proceeding, as permitted under this Section 3.6, the other Party shall cooperate with respect to the filing and prosecution of such suit, including by joining as plaintiff in such action on the request of the Party controlling such Enforcement Proceeding where necessary or prudent under applicable law, and providing other reasonable cooperation. The Party controlling the Enforcement Proceeding shall provide regular updates to the Technology Committee with respect to the course of such proceeding, and the Technology Committee shall at all times have the right to comment on proposed submissions and discuss with such Party enforcement strategies proposed by such Party, and such Party shall give good faith consideration to all such comments. Costs incurred by a Party in connection with providing such reasonable cooperation shall be borne by the Party controlling the Enforcement Proceeding.

(d) The costs and expenses of any Enforcement Proceeding commenced by Licensor shall be borne by Licensor. Any damages or other monetary awards or settlements recovered or obtained from an Enforcement Proceeding shall be allocated as follows: (i) first, to reimburse the actual costs incurred in connection with such enforcement; (ii) second, to Neonode AB for compensatory damages, if any, actually suffered by Neonode AB to the extent that the claim related to an infringement of the rights reserved for use by Neonode AB pursuant to Section 2.5 and such amounts recovered constitute compensation for damages actually suffered by Neonode AB as a result of such infringement, and (iii) third, to Company to be allocated to the Shareholders in accordance with the Formation Agreement.

(e) In the event that a declaratory judgment action, counterclaim or similar proceeding alleging invalidity or unenforceability of any Licensed IPR or the Licensed Marks is brought or made against Licensor, Licensor shall notify the Technology Committee in writing.

ARTICLE IV.
WARRANTIES; INDEMNIFICATION; LIMITATIONS ON LIABILITY

4.1. Licensor's and Neonode AB's Representations and Warranties. Licensor, Neonode Inc. and Neonode AB each represents and warrants to Company that:

(a) The execution, delivery and performance of this Agreement by such Neonode Party does not (i) violate the provisions of, or constitute a breach or default under, the articles of incorporation or any other applicable corporate or organizational documents of such Neonode Party or any material contract to which such Neonode Party may be bound or (ii) conflict with or result in a violation of any applicable laws.

(b) Licensor solely owns or controls all Intellectual Property Rights necessary to grant the rights and licenses granted hereunder to Company. The Licensed IPR and the Licensed Marks are valid and enforceable in every jurisdiction where registered and are duly registered. The Existing Product, the Licensed IPR (other than any Licensed IPR owned by a third party and used under license by the Neonode Parties) and the Licensed Marks do not infringe the Intellectual Property Rights of any Third Party. To the knowledge of the Neonode Parties, as of the date of delivery of such Licensed IPR to Company during the Term, the Licensed IPR that are owned by a third party and used under license by the Neonode Parties do not infringe the Intellectual Property Rights of any Third Party. None of Licensor, Neonode Inc. or Neonode AB has received any notice from a Third Party, been subject to any suit or action filed by a Third Party, or received any written notices asserting a claim or action challenging Licensor's or its assignor's ownership of the Licensed IPR and the Licensed Marks, or claiming or asserting that the Existing Product, the Licensed IPR or the Licensed Marks infringe the Intellectual Property Rights of any Third Party. The Existing Agreements listed on Schedule E are the only agreements under which any Third Party has been granted a license or any other rights under the Licensed IPR or the Licensed Marks.

4.2. Company's Representations and Warranties. Company represents and warrants to Licensor that:

(a) The execution, delivery and performance of this Agreement by Company does not (i) violate the provisions of, or constitute a breach or default under, the articles of organization or any other applicable corporate or organizational documents of Company or any material contract to which Company may be bound or (ii) conflict with or result in a violation of any applicable laws.

4.3. Disclaimer of Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 4.1 AND 4.2 ABOVE, LICENSOR AND COMPANY PROVIDE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

4.4. Licensor Indemnity. Each of the Neonode Parties will, jointly and severally, to the fullest extent permitted by law, indemnify, defend and hold harmless Company from and against any and all liabilities and losses (including the payment of all costs and expenses relating thereto including reasonable fees and expenses of counsel) incurred by Company resulting from any Third Party claim arising out of or relating to (a) any claim by a Third Party against Company alleging that Company's use of the Licensed IPR (other than any Licensed IPR owned by a third party and used under license by Licensor) infringes upon or misappropriates the Intellectual Property Rights of such Third Party and (b) the Neonode Parties' breach of any representation or warranty of Licensor under this Agreement, provided that Licensor is notified promptly in writing after Company becomes aware of such claim and is given full authority, information and assistance for its defense. Without limitation of Company's rights under this Section 4.4, in the event that such Licensed IPR is the subject of any claim that

the Licensed IPR infringes or misappropriates the rights of any Third Party, Licensor will, at its election and its option and expense, either (a) replace the Licensed IPR with a reasonably acceptable substitute product free of the alleged infringement or misappropriation; (b) modify the Licensed IPR so that it will be free of the alleged infringement or misappropriation; or (c) procure for Company a license or other right for Company to use the Licensed IPR; or (d) if items (a) through (c) are not commercially reasonably available, Licensor shall so notify Company. Following such notice, if Company reasonably determines that a Third Party asserting such claim is likely to seek or obtain injunctive relief that would have the effect of preventing Company from selling Product, then Company shall have the right to notify Licensor that Company has determined to cease sale of Product, and to the extent that, at such time, Company has unsold inventory of Product (including work in progress), any losses incurred by Company with respect to such unsold inventory shall be recoverable by Company from Licensor. Notwithstanding anything to the contrary, the foregoing indemnity, obligation to defend and hold harmless obligations will not apply to the extent that the Third Party claim arises from the combination by Company of the Licensed IPR with any other intellectual property or technology, other than as expressly directed by Licensor or Neonode AB in writing.

4.5. Limitations of Liability. Without limiting the indemnification obligations under Sections 4.4, and, except for claims arising from any fraudulent or grossly negligent act or omission of a party, in no event will either Party or its affiliates or their respective directors, officers, employees or agents have any liability to the other party or any other person for enhanced, punitive, consequential, special or indirect damages arising out of or in any manner in connection with this agreement, the performance or breach hereof or the subject matter hereof, regardless of the form of action (including negligence or strict liability), whether or not the other party has been advised of, or otherwise might have anticipated the possibility of, such damages.

ARTICLE V.
CONFIDENTIALITY

5.1. Non-Disclosure Obligation.

(a) During the Term of this Agreement and thereafter, each of the Parties agrees, from and after the date hereof, to maintain (and to cause their respective officers, directors, employees, agents and subcontractors to maintain) the confidentiality of any information and materials provided to such Party by the other Party in connection with this Agreement that (i) have been designated in writing as confidential or (ii) which the receiving Party knows or should reasonably know are proprietary or confidential to the providing Party ("**Confidential Information**"). Each Party will use at least the same degree of care as it uses to protect its own confidential information, but no less than a reasonable degree of care to prevent the unauthorized dissemination or publication or other misuse of the Confidential Information.

(b) This Agreement imposes no obligation upon the Party receiving the Confidential Information with respect to information that the receiving Party can demonstrate (i) is or becomes publicly known other than through disclosure by the receiving Party; (ii) is known to such Party, other than through disclosure by a disclosing Party or by a Third Party in breach of a duty of confidentiality of which such Party is aware; (iii) was developed by such Party, independent of any Confidential Information of the other Party; or (iv) is required by applicable law or order of a court or other governmental authority with authority to so order to be disclosed (any such disclosure shall be subject to an appropriate protective order and the Party

disclosing the confidential information of the other Party shall notify the other Party reasonably in advance of any such disclosure).

(c) Upon the earlier of the disclosing Party's request or the termination of this Agreement, the receiving Party will return all of the disclosing Party's Confidential Information, including all copies thereof, to the disclosing Party, and an officer of the receiving Party will certify to the disclosing Party that all such Confidential Information has been disclosed.

5.2. Cooperation. Each Party agrees that, either upon learning of, or upon a showing by the other Party of, any threatened or actual breach of the provisions of this Article V or of any threatened or actual unauthorized use or disclosure of the Licensed IPR or any Confidential Information by any of such Party's officers, directors, employees or subcontractors, or in the event of any loss of, or inability to account for, the Licensed IPR or any Confidential Information, the Party learning of the threatened or actual breach or the unauthorized use or disclosure will notify the other Party thereof and will cooperate as reasonably requested by the other Party in connection with its efforts to seek appropriate injunctive relief or otherwise to prevent or curtail such threatened or actual breach or unauthorized use or disclosure or to recover the Licensed IPR or Confidential Information.

ARTICLE VI.
TERMINATION

6.1. Term. This Agreement commences on the Effective Date and shall continue for an initial term of seven (7) years (the "**Initial Period**"), after which it will renew for successive renewal terms of seven (7) years, unless terminated in accordance with Section 6.4 (the Initial Period and all renewal terms, collectively, the "**Term**").

Conversion Right

(a) *Milestones*. The Parties have agreed to the following milestones:

(i) Third Anniversary Date. By or prior to the Third Anniversary Date, Company shall have established relationships with manufacturers or suppliers that the Company reasonably determines are capable of manufacturing the Company Products; identified and negotiated agreements with entities the Company reasonably determines to be appropriate partners in the Territory for the marketing and distribution of the Company Products; and established a staff in the Company's offices in the Territory that the Company reasonably determines to be capable of managing the supply chain functions involved in manufacturing and distributing the Company Products;

(ii) Fifth Anniversary Date. By or prior to the Fifth Anniversary Date, Company shall have at least two Company Products ready for commercialization; and

(iii) Seventh Anniversary Date. By or prior to the Seventh Anniversary Date, Company shall have (i) five (5) Company Products commercially launched and having recurring revenue (each, a "Launched Product") or (ii) entered into five (5) royalty-bearing license agreements under the Licensed IPR with an original equipment manufacturer (OEM) or an original design manufacturer (ODM) or for license under a recognized brand name (each, a "Significant Third Party License") or (iii) a total of five (5) Launched Products and/or Significant Third Party Licenses, provided that, for each year during the Initial Period (including any

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extension thereof as described in the last clause of this subsection) that a valid United States patent has not issued from U.S. Patent Application No. 10/494,055 (touch screen), the target number for the Seventh Anniversary Date milestone shall be reduced pro rata from five (5) (therefore, by way of example and not limitation, if the patent does not issue until after the Second Anniversary Date, then the target for the Seventh Anniversary Date shall be reduced to four (4). Such adjustment to the target number shall be calculated using the following formula:

$$\text{Adjusted Target (A)} = \frac{5}{7} \times B$$

Where (B) is the number of full years of the Initial Period that follow the issuance of the patent, and (A) equals the adjusted target (rounding up in the event (A) is a faction). Therefore, by way of example and not limitation, if the patent issues between the First and Second Anniversary Dates, then (B) would equal 5 (i.e., 7 - 2) and the adjusted target (A) would be 4) and, provided further, if during the Initial Period Company shall have proposed a Company Product and the Management Committee shall have rejected with all of Neonode Inc. Managers (as such term is defined in the Formation Agreement) voting against such Company Product and all of Distribution Management Consolidators Worldwide, LLC's Managers having voted for such Company Product (each, a "Deadlocked Product"), then for each such Deadlocked Product the time period in which Company shall be required to meet the milestone set forth in this subsection 6.2(a)(iii) shall be extended by one year.

(ix) End of First Renewal Period. The following milestone shall be assessed as of the Fourteenth Anniversary Date: During the first Renewal Period, the average annual units of Company Products sold shall have been 30% or more than the average annual units of Company Products sold during the Initial Period.

(x) End of Successive Renewal Period. Promptly following the second renewal of the Agreement (i.e. after the Fourteenth Anniversary Date), the Parties shall agree on mutually acceptable units sales milestones to be used as the milestone for the end of the Second Renewal Period, which shall be based on metrics comparable to those specified for the end of the First Renewal Period. The milestones for successive Renewal Periods shall be set in like fashion.

(b) *Conversion Right of Licensor*. In the event that Company shall have failed to achieve any of the milestones set forth in Section 6.2(a), Licensor shall have the right to convert the Company's license under Section 2.2 to a non-exclusive license (a "**Conversion Right**") by issuing a written notice no later than fifteen (15) days after the date on which such milestone was to be assessed as set forth above, which notice shall be effective thirty (30) days from the issuance of such notice if Company shall not have cured such failure to meet the milestone within such thirty (30) day period. For the avoidance of doubt, in the event that Company's license is converted to a non-exclusive license in accordance with the foregoing, such conversion shall not affect in any way the rights of Company and the Third Party under any sublicense agreement (i) that is executed between Company and such Third Party prior to such conversion date or (ii) whose terms were substantially negotiated prior to the conversion date and which was executed by such Third Party after the conversion date, and during the term of any such license agreement (including any renewals thereof) Company shall have the right to receive all royalties payable thereunder and, in the case of a license falling under subsection (i), to continue to maintain and administer such license in accordance within its terms.

(c) *Limitations*. The Parties acknowledge that Company's ability to meet the milestones set forth in Sections 6.2(a)(i) and 6.2(b) depends, in part, on the performance of certain actions by the Neonode Parties, and Licensor shall not have a Conversion Right if Company's failure to meet any milestone set forth above results, directly or indirectly, from Neonode AB's failure to timely and successfully develop proprietary technologies and competitive product designs suitable for the successful commercialization of Company Products, Licensor's failure to support the Licensed IPR used by or incorporated into the Company Products, or any Neonode Entity's failure to act reasonably and in good faith in connection with the negotiation or internal approval of any sub-license of Licensed IPR from the Company to any Third Party.

6.2. Termination.

(a) This Agreement will terminate with respect to Company in the event that Company is dissolved under the terms of the Formation Agreement, unless the Agreement has been assigned by Company to a Third Party prior to such dissolution.

(b) Company shall have the right to terminate this Agreement with respect itself at any time on thirty (30) days notice to Licensor.

6.3. Effect of Termination. Upon termination of this Agreement in accordance with Section 6.3, the Parties agree that Company shall have a right to continue to use the Licensed IPR and Licensed Mark for so long as may be necessary to sell off any Company Product in Company's existing inventory as of the date of termination and, as the case may be, wind up the operations of Company in accordance with the terms of the Formation Agreement (the "**Sell Off Period**"). Upon termination of this Agreement and upon the expiration of any Sell Off Period, if applicable, all rights of Company with respect to the Licensed IPR and the Licensed Marks immediately will terminate, and Company will cease using the Licensed IPR and the Licensed Marks and promptly return to Licensor or destroy all materials comprising, containing or based on or derived from any Licensed IPR or the information and materials contemplated by Article V (provided that one copy of such records may be retained solely for use in enforcing the terms of this Agreement).

6.4. Survival of Certain Provisions. In the event of termination of this Agreement, Articles IV, V and VII and Sections 6.3 and 6.4 shall survive such termination.

ARTICLE VII.
MISCELLANEOUS

7.1. Insurance. To secure their obligations hereunder, at all times during the Term the Neonode Parties shall maintain insurance as follows: set forth in Schedule G.

7.2. Notices. All notices, consents or approvals hereunder (each, a "**Notice**" or "**notice**") will be in writing and will be deemed to have been given and received when (a) delivered personally (against receipt) or by courier; (b) received by certified or registered mail, return receipt requested, postage prepaid; or (c) sent by confirmed facsimile transmission; in each case at the respective addresses for the Parties set forth below or at such other address as the intended recipient may specify in a Notice pursuant to this Section. For the purpose of all notices, consents or approvals under this Agreement, Licensor, Neonode Inc. and Neonode AB shall be considered a single Party.

To Licensor, Neonode Inc. and Neonode AB:
4000 Executive Pkwy
Suite 200
San Ramon, CA 94583
Attn: Mikael Hagman

To Company:
105 Madison Avenue
New York, NY 10016
Attn: Andrew Lowinger

7.3. No Agency. Notwithstanding anything contained herein to the contrary, this Agreement does not create a partnership, joint venture or relationship of trust or agency between the Parties.

7.4. Entire Agreement; Amendment. All schedules hereto are made part hereof and subject hereto. This Agreement (including all Schedules) is the complete statement of the agreement of the Parties with respect to the subject hereof and supersedes all prior agreements and understandings between the Parties hereto with respect to the subject hereof. Any Amendment to this Agreement must be in writing and executed by each Party.

7.5. No Waiver. No delay or failure on the part of any Party in the exercise of any right granted under this Agreement, or available at law or equity, will be construed as a waiver of such right, nor will any single or partial exercise thereof preclude any other Party from the exercise thereof. All waivers must be in writing and signed by the Party against whom the waiver is to be effective. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

7.6. Severability. In the event that any provision (or portion thereof) of this Agreement is determined by a court to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties' intention that such provision (or portion thereof) will be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such applicable law. The Parties will enter into whatever amendment to this Agreement may be necessary to effectuate such purposes.

7.7. Bankruptcy. All rights and licenses granted under this Agreement by Licensor to Company and Neonode AB, including the Company License and the Neonode License, respectively, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "**Bankruptcy Code**"), licenses to rights to "intellectual property" as defined in Section 11 U.S.C. § 101(56) of the Bankruptcy Code, and the Company Products (including the Existing Products) constitute the "embodiment of such intellectual property" as contemplated in Section 11 U.S.C. § 365(n) of the Bankruptcy Code. The Parties agree that Section 11 U.S.C. § 365 of the Bankruptcy Code is applicable to this Agreement, and that if Licensor as debtor in possession or a trustee in bankruptcy for Licensor in a case under the Bankruptcy Code rejects this Agreement, Company may elect to retain its rights under this Agreement as provided for in Section 11 U.S.C. § 365(n) and all other rights over Licensor or the trustee in such circumstances as provided in Section 11 U.S.C. § 365(n).

7.8. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law principles. All disputes shall be resolved by a court of competent jurisdiction in New York, New York, which shall be the sole and exclusive forum to resolve any such disputes. Each party consents to the jurisdiction of such courts.

7.9. Escalation of Disputes. In the event of a dispute or disagreement between the Parties hereto either with respect to (i) the interpretation of any provision of this Agreement, or (ii) the performance of either Party of its duties hereunder, (each a "**Dispute**"), following the issuance of a notice by a Party identifying such Dispute, each of the Parties shall appoint a senior officer to meet with a senior officer of the other Party for the purpose of endeavoring to resolve such Dispute. The specific format for such discussions will be left to the discretion of the senior officer but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. If the senior officers cannot resolve the dispute within thirty (30) business days of such notice, then either Party may commence a proceeding to resolve the Dispute. For the purpose of all Disputes and proceedings relating thereto, Licensor, Neonode Inc. and Neonode AB shall be considered a single Party.

7.10. Assignment.

(a) Company shall have the right to assign this Agreement, without the consent of Licensor, to any Affiliate or to its legal successor, solely in connection with the merger, sale of Company's stock or substantially all of the assets of Company that relate to the business that is the subject of this Agreement. Licensor shall have the right to assign this Agreement, without the consent of Company, to any Affiliate or to its legal successor, solely in connection with the merger, sale of Licensor's stock or substantially all of the assets of Licensor that relate to the business that is the subject of this Agreement, as such merger or sale is permitted under the Formation Agreement. This Agreement will inure to the benefit of and will be binding upon the Parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b) Promptly following the incorporation of Neonode HoldingCo. (as such term is defined in the Formation Agreement) in accordance with Section 2.2 of the Formation Agreement, Neonode AB shall assign this agreement to Neonode HoldingCo., and all references herein to "Licensor" shall refer to Neonode HoldingCo. Neonode AB shall remain a Party to this Agreement for the purposes of all rights or obligations ascribed hereunder to "Neonode AB."

7.11. Remedies Cumulative. All remedies in this Agreement are cumulative, in addition to and not in lieu of any other remedies available to a Party at law or in equity, subject only to the express limitations on liabilities and remedies set forth herein.

7.12. No Third-Party Beneficiaries. Except as expressly provided herein, no Third Party is intended, or will be deemed, to be a beneficiary of any provision of this Agreement.

7.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

7.14. Effective Date. This Agreement shall be deemed effective for all purposes as of the date on which Company's Certificate of Formation shall have been filed with the Secretary of State of the State of Delaware (the "**Effective Date**").

7.15. Further Assurances and Cooperation. Each Party agrees to execute and deliver such other documents and to take all such other actions as any other Party, their respective successors, permitted assigns or other legal representatives may reasonably request to effect the terms of this Agreement and the execution and delivery of any and all affidavits, testimonies, declarations, oaths, samples, exhibits, specimens and other documentation as may be reasonably required.

[*signature page follows*]

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

NEONODE USA, LLC
("Company")

By: [signature]
Name:
Title:

NEONODE AB
("Licensor" and "Neonode AB")

By: [signature]
Name: MIKAEL HAGMAN
Title: CEO & PRESIDENT

NEONODE, INC.
("Neonode Inc.")

By: [signature]
Name: MIKAEL HAGMAN
Title: CEO & PRESIDENT.

SCHEDULE A
LICENSED IPR

The following is an initial draft of the Licensed IPR, to be further updated by Licensor:

Patent Applications

Touch screen scanning 57033PCT, filed July 6, 2007

Cursor key, 56972PCT, filed May 30, 2007

Following patent applications issued/allowed: Singapore August 31, 2006
China, June 9 2006

Software

Neno build environment for daily builds for Windows CE
This software will automatically build the complete Neno software platform every day and give a full report of the success.

Neno Fogbugz bug tracking system and configuration
This implementation keeps track of bugs in the software and when and how they are resolved and implemented.

Neno automatic software testing tools
These tools will automatically test the complete Neno software platform upon request.

Neno Windows CE PC emulator for Neonode N1 and N2
This emulator will emulate the Neno software platform in a PC environment so you can test applications without any N2 hardware.

Neno Graphical User Interface
This is the core components which expose an API for applications to control and GUI controls and Windows.

Neno Shell
This component control the first window in the graphical windowing system. It also handles input and outputs from the low level OS events.

Neno Task manager
This component controls starting and ending of applications.

Neno Windows CE 5.0 OAL

This software interface the Neno platform the low level routines in the Windows CE OS.

Neno Power manager

This component is responsible for the power management system in Neno for applications and device drivers.

Neno device drivers for Neomagic MiMagic6+ ARM9 BSP

This is all device drivers to support the hardware in the N2 device.

Neno Applications (Neoexplorer, Camera capture and Imageviewer, Messaging (SMS, MMS), Contact manager, SQL database manager, Telephony manager, Notes, Tetris, Alarm, Calculator, Radio interface manager, Neobrowser, Neoplayer, Calendar, File manger, Settings manager, Communication manager, Audio manager)

This is all of the applications running in the Neno platform.

Neno Embedded bios for Neomagic MiMagic6+ ARM9

This code enables low level access to the MiMagic6+ application processor and support USB mass storage, FAT and TFAT Files system and startup of the Windows CE OS.

Neno Embedded zForce stack for MSP430

This is real-time software that reads the optical touch screen and translates this information to X and Y coordinates for the applications processor.

Production calibration software for NXP i4905 GSM radio

This software base setup and calibrate the NXP i4905 radio chip output power and input gain.

Production testing software in LabView environment

This software base instructs the testing equipment to go trough a specific test matrix which will either pas or reject devices in the production line.

<u>Know-how</u>

zForce whitepaper

Manufacturing guidelines

Under construction due to normally full custom design with zForce

Manufacturing control & quality

Balda Serial process verification run

Side A, B and N2 complete phone assy

Tooling files and documents

3D CAD files

Product specification

Neonode WEB Site

Software

Windows CE operating system binary files
Neno shell and applications
Neno device drivers for Neomagic MiMagic6+ ARM9 BSP
Neno Embedded bios for Neomagic MiMagic6+ ARM9
Neno Embedded zForce stack for MSP430
Testing tools
Production tools

Third Party Software

Standard third party software such as Windows CE; such under review for possible sublicensing

SCHEDULE B
LICENSED MARKS

The following is an initial draft of the Licensed Marks, to be further updated by Licensor:

Trademarks:

zForce, 77226593
Neno, 77226627
Neonode, 78329388
Neonode N2, 77205450

Dont Think Feel

Neonode logo

SCHEDULE C
COMPANY TERRITORY

All countries in the following regions:

- North America (including the United States and its territories, Canada and Mexico)
- Central America and all Caribbean countries
- South America (including Brazil, Argentina and Chile)
- China, subject to the term and conditions below.

With respect to China, the following terms and conditions shall apply:

(A) For purposes of this Agreement, China shall mean and include the territory of the People's Republic of China, including Hong Kong and Taiwan.

(B) China shall be included with the Territory for the Term unless Company shall fail to meet the Infrastructure Target (as defined below) during the Target Period (as defined below). Upon any such failure China shall cease to be included within the definition of Territory and shall be deemed within the definition of Other Territory.

(C) The "Target Period" shall begin upon the Effective Date of this Agreement, and shall end on the later of (i) June 30, 2009, or (ii) eighteen (18) months after Neonode shall have designed, developed and tested "touch screen" software or other intellectual property and conforms to all technical standards applicable to products required for use within China (the "China Specific Technology").

(D) The "Infrastructure Target" shall mean that Company must: (i) establish relationships with manufacturers or suppliers that the Company reasonably determines are capable of producing products incorporating the China Specific Technology at acceptable quality levels; (ii) identify and negotiate agreements with entities the Company reasonably determines to be appropriate Chinese partners for the distribution and marketing products incorporating the China Specific Technology; and (iii) establish a staff in the Company's Hong Kong office that the Company reasonably determines to be capable of managing the supply chain functions involved in producing and delivering products incorporating the China Specific Technology for sale in China.

ayf [initials]

SCHEDULE D
EXISTING PRODUCT

Neonode N2 GSM Phone

SCHEDULE E
EXISTING AGREEMENTS

Brazil: Semb Toshiba
Mexico: Telcell, Microsafe
Samsung Agreement

SCHEDULE F
STYLE GUIDELINES

As set forth in the document entitled "Neonode Customer Advertising Guidelines"

SCHEDULE G
INSURANCE

The following is the insurance held by Neonode AB, which will seek to extend insurance to Neonode Inc.:

1. Fire-, Flood- and Break-in insurance/Property and casualty:

Machinery and Equipment:	500.000 sek
Goods	1.000.000 sek
Licenses, computer information, drawings:	500.000 sek

2.	Business Interruption:	50.000.000 sek
3.	Liability insurance:	10.000.000 sek
4.	Finished goods and spare parts in Scotland (Sykes)	3.000.000 sek

5. Travel insurance:

Personal property and company owned property:	40.000 sek
Currency, travel documents, delays:	20.000 sek
Disability insurance	400.000 sek
Life insurance	200.000 sek